Exhibit 99.1

California BanCorp Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2022

Oakland, CA – October 27, 2022 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the third quarter and nine months ended September 30, 2022.

The Company reported net income of $5.5 million for the third quarter of 2022, representing an increase of $1.3 million, or 30%, compared to $4.2 million for the second quarter of 2022 and an increase of $2.3 million, or 72%, compared to $3.2 million in the third quarter of 2021. For the nine months ended September 30, 2022, net income was $13.4 million, representing an increase of $3.2 million, or 32%, compared to $10.2 million for the same period in 2021.

Diluted earnings per share of $0.66 for the third quarter of 2022 compared to $0.51 for the second quarter of 2022 and $0.39 for the third quarter of 2021. For the nine months ended September 30, 2022, diluted earnings per share of $1.60 compared to $1.23 for the same period in 2021.

“The consistent progress we have made on executing our strategic plan to generate profitable growth resulted in further improvement in our level of profitability and enabled the Company to reach a significant milestone with our return on average assets exceeding 1.00% in the third quarter,” said Steven Shelton, Chief Executive Officer of California BanCorp. “We continue to add new clients each quarter and generate strong, quality balance sheet growth including a further increase in our noninterest-bearing deposits and 23% annualized growth in total loans, which is driving a significant increase in revenue that enabled us to realize more operating leverage and a higher level of efficiencies. With the diverse lending platform we have built, we are seeing well balanced loan production, which combined with an increase in line utilization, resulted in growth in both our commercial and commercial real estate portfolios during the third quarter. Our high level of asset sensitivity and effective management of our deposit costs resulted in our net interest margin expanding by 29 basis points in the third quarter, which was another contributor to our increased profitability. While we continue to see healthy economic conditions in our markets, given the potential for a material slowdown and our conservative approach to risk management, we are becoming more selective in our new loan production. It is likely that this will result in a moderation in our level of loan growth and margin expansion in the near-term, although we believe we are well positioned to continue generating strong financial results for our shareholders while effectively managing through a more challenging operating environment.”

“Our strong financial performance and effective balance sheet management resulted in further growth in tangible book value per share, which increased 3.4% during the third quarter,” said Thomas A. Sa, President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “Over the past few years, we have maintained conservative underwriting criteria as we have grown our loan portfolio and generated the higher level of revenue that has led to our increasing profitability. As a result, we continue to see very low levels of problem loans and expect to maintain strong asset quality even if we see a deterioration in economic conditions.”

Financial Highlights:

Profitability - three months ended September 30, 2022 compared to June 30, 2022

•	Net income of $5.5 million and $0.66 per diluted share, compared to $4.2 million and $0.51 per share, respectively.

•	Revenue of $19.8 million increased $2.2 million, or 13%, compared to $17.6 million for the second quarter of 2022.

•	Net fees from Paycheck Protection Program (“PPP”) loans contributed $278,000 to net interest income, compared to $667,000 for the second quarter of 2022.

•

Provision for loan losses of $800,000 decreased $125,000, or 14%, primarily as a result of continued adjustments in the qualitative reserve assessment in response to general macroeconomic changes, partially offset by growth in the commercial and real estate other loan portfolios.

•	Non-interest income of $1.5 million increased $90,000, or 6%, primarily due to service charges and other fees related to loan and deposit growth.

•

Non-interest expense, excluding capitalized loan origination costs, of $12.3 million increased $427,000, or 4%, compared to $11.9 million for the second quarter of 2022, primarily as a result of increased salary and benefit expense related to the continued growth of the Company.

Profitability - nine months ended September 30, 2022 compared to September 30, 2021

•	Net income of $13.4 million and $1.60 per diluted share, compared to $10.2 million and $1.23 per diluted share, respectively.

•	Revenue of $54.5 million increased $10.6 million, or 24%, compared to $43.9 million in the prior year.

•	Net fees from PPP loans contributed $1.7 million to net interest income, compared to $4.8 million in the prior year.

•

Provision for loan losses increased $3.2 million primarily due to growth in the loan portfolio combined with a release of reserves in 2021 as a result of the continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertained to our overall loan portfolio.

•

Non-interest income of $5.4 million increased $2.2 million, or 70%, primarily due to a gain recognized on the sale of a portion of our solar loan portfolio during the first quarter of 2022 combined with an increase in service charges and other fees resulting from growth in the Company’s client base.

•

Non-interest expense, excluding capitalized loan origination costs, of $36.1 million compared to $34.4 million for the same period in the prior year, reflecting the Company’s investment in infrastructure to support the continued growth of the Company.

Financial Position – September 30, 2022 compared to June 30, 2022

•	Total assets increased by $163.1 million, or 9%, to $2.05 billion.

•	Total gross loans increased by $87.5 million, or 6%, to $1.59 billion.

•	Total deposits increased by $156.9 million, or 10%, to $1.71 billion.

•	Total borrowings at September 30, 2022 remained unchanged from June 30, 2022.

•	Tangible book value per share of $18.80 increased by $0.62, or 3%.

Net Interest Income and Margin:

Net interest income for the quarter ended September 30, 2022 was $18.3 million, an increase of $2.1 million, or 13%, from $16.2 million for the three months ended June 30, 2022, and an increase of $4.5 million, or 33%, from $13.8 million for the quarter ended September 30, 2021. The increase in net interest income compared to the second quarter of 2022 was primarily attributable to growth of the loan portfolio and an increase in net interest margin related to the rising interest rate environment. Compared to the third quarter of 2021, the increase in net interest income resulted from a more favorable mix of earning assets, partially offset by a reduction in the amortization of net fees received on PPP loans.

Net interest income for the nine months ended September 30, 2022 was $49.1 million, an increase of $8.3 million, or 20%, over $40.8 million for the nine months ended September 30, 2021. The increase in net interest income was primarily attributable to an increase in interest income as the result of a more favorable mix of earning assets combined with higher yields on those assets.

The Company’s net interest margin for the third quarter of 2022 was 3.94%, compared to 3.65% for the second quarter of 2022 and 2.87% for the same period in 2021. The increase in margin compared to the prior quarter and the third quarter of 2021 was primarily due to growth in the loan portfolio and increased yields on earning assets, partially offset by an increase in the cost of deposits and other borrowings combined with a reduction of net fees recognized on PPP loans.

The Company’s net interest margin for the nine months ended September 30, 2022 was 3.60%, compared to 2.92% for the same period in 2021. The increase in margin compared to prior year was primarily due to a more favorable mix of higher yielding earning assets, partially offset by higher borrowing costs.

Non-Interest Income:

The Company’s non-interest income for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021 was $1.5 million, $1.4, million and $1.3 million, respectively. The increase in non-interest income from the prior periods was primarily due to an increase in service charges and other fee income related to loan and deposit growth.

For the nine months ended September 30, 2022, non-interest income of $5.4 million compared to $3.2 million for the same period of 2021. The increase in non-interest income from prior year was the result of an increase in service charges and loan related fees and a gain recognized on the sale of a portion of our solar loan portfolio.

Net interest income and non-interest income comprised total revenue of $19.8 million, $17.6 million, and $15.1 million for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Total revenue for the nine months ended September 30, 2022 and 2021 was $54.5 million and $43.9 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021 was $11.2 million, $10.8 million, and $10.5 million, respectively. The increase in non-interest expense from the prior periods was primarily due to an increase in salaries and benefits related to investments to support the continued growth of the business. Excluding capitalized loan origination costs, non-interest expense for the third quarter of 2022, the second quarter of 2022 and the third quarter of 2021 was $12.3 million, $11.9 million, and $11.7 million, respectively.

Non-interest expense of $33.0 million for the nine months ended September 30, 2022 compared to $30.4 million for the same period of 2021. Excluding capitalized loan origination costs, non-interest expense was $36.1 million for the nine months ended September 30, 2022 and $34.4 million for the same period in 2021 which reflects the Company’s investment in infrastructure to support the continued growth of the Company.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 56.52%, 61.41%, and 69.42% for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. For the nine months ended September 30, 2022 and 2021, the Company’s efficiency ratio was 60.44% and 69.25%, respectively.

Balance Sheet:

Total assets of $2.05 billion as of September 30, 2022, represented an increase of $163.1 million, or 9%, compared to $1.89 billion at June 30, 2022 and remained consistent with total assets of $2.05 million at September 30, 2021. The increase in total assets from the prior quarter was primarily due to continued loan growth, combined with increased liquidity related to brokered deposits. Compared to the same period in the prior year, the Company had strong loan growth in the commercial and real estate other portfolios, which was offset by decreased liquidity resulting from the outflow of deposits related to forgiveness of PPP loans.

Total gross loans increased by $87.5 million, or 6%, to $1.59 billion at September 30, 2022, from $1.50 billion at June 30, 2022 and increased by $285.9 million, or 22%, compared to $1.30 billion at September 30, 2021.

During the third quarter of 2022, commercial and real estate other loans increased by $53.6 million and $30.4 million, respectively, due to organic growth. Year-over-year, commercial and real estate other loans increased by $215.0 million and $160.7 million, respectively, also due to organic growth. These increases were partially offset by a decrease in SBA loans of $98.5 million primarily due to PPP loan forgiveness.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $491.3 million in loans. Approximately $487.5 million of those balances have been granted forgiveness by the SBA as of September 30, 2022.

Total deposits increased by $156.9 million, or 10%, to $1.71 billion at September 30, 2022 from $1.55 billion at June 30, 2022, and decreased by $33.0 million, or 2%, from $1.74 billion at September 30, 2021. The increase in total deposits from the end of the second quarter of 2022 was primarily due to an increase in non-interest bearing demand deposits of $43.3 million and time deposits of $152.9 million, partially offset by a decrease in interest-bearing demand deposits of $10.3 million and money market and savings deposits of $28.9 million.

Compared to the same period last year, the decrease in total deposits was primarily concentrated in non-interest bearing demand deposits and money market and savings deposits as a result of outflows related to forgiveness of PPP loans, offset by an increase in time deposits. Non-interest bearing deposits, primarily commercial business operating accounts, represented 44.4% of total deposits at September 30, 2022, compared to 46.1% at June 30, 2022 and 46.7% at September 30, 2021.

As of September 30, 2022, the Company had outstanding borrowings, excluding junior subordinated debt securities, of $100.0 million, and remained unchanged from the outstanding borrowings as of June 30, 2022. The Company had outstanding borrowings of $79.5 million at September 30, 2021.

Asset Quality:

The provision for credit losses decreased to $800,000 for the third quarter of 2022 compared to $925,000 for the second quarter of 2022, and increased from $300,000 for the third quarter of 2021. The Company had a loan charge-off of $202,000, or 0.01% of gross loans, and no loan recoveries during the third quarter of 2022. The Company did not have any loan charge-offs or recoveries during the second quarter of 2022 and had a loan recovery of $31,000 during the third quarter of 2021.

Non-performing assets (“NPAs”) to total assets were 0.01% at September 30, 2022, compared to 0.03% at June 30, 2022 and 0.06% at September 30, 2021, with non-performing loans of $182,000, $549,000 and $1.2 million, respectively, on those dates.

The allowance for loan losses was $16.6 million, or 1.04% of total loans, at September 30, 2022, compared to $16.0 million, or 1.06% of total loans, at June 30, 2022 and $13.6 million, or 1.04% of total loans at September 30, 2021.

Capital Adequacy:

At September 30, 2022, shareholders’ equity totaled $164.1 million compared to $158.7 million at June 30, 2022 and $147.2 million one year ago. Additionally, at September 30, 2022, the Company’s total risk-based capital ratio and its leverage ratio were 11.57% and 8.21%, respectively; both of which were above the regulatory standards of 10.00% and 5.00%, respectively, for “well-capitalized” institutions.

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

President, Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; uncertainties related to the coronavirus pandemic; the impact of higher inflation rates; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, loan demand, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2021 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which we expect to file with the SEC during the fourth quarter of 2022, and readers of this release are urged to review the additional information that will be contained in that report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q3 2022	Q2 2022	$	%	Q3 2021	$	%

Interest income	$21,168	$17,706	$3,462	20%	$15,539	$5,629	36%
Interest expense	2,805	1,483	1,322	89%	1,698	1,107	65%

Net interest income	18,363	16,223	2,140	13%	13,841	4,522	33%

Provision for loan losses	800	925	(125)	-14%	300	500	167%

Net interest income after provision for loan losses	17,563	15,298	2,265	15%	13,541	4,022	30%

Non-interest income	1,484	1,394	90	6%	1,302	182	14%
Non-interest expense	11,217	10,819	398	4%	10,513	704	7%

Income before income taxes	7,830	5,873	1,957	33%	4,330	3,500	81%

Income tax expense	2,308	1,629	679	42%	1,114	1,194	107%

Net income	$5,522	$4,244	$1,278	30%	$3,216	$2,306	72%

Diluted earnings per share	$0.66	$0.51	$0.15	29%	$0.39	$0.27	69%

Net interest margin	3.94%	3.65%	+29 Basis Points		2.87%	+107 Basis Points

Efficiency ratio	56.52%	61.41%	-489 Basis Points		69.42%	-1290 Basis Points

			Change
YEAR-TO-DATE HIGHLIGHTS:	Q3 2022	Q3 2021	$	%

Interest income	$54,798	$45,750	$9,048	20%
Interest expense	5,686	4,987	699	14%

Net interest income	49,112	40,763	8,349	20%

Provision for loan losses	2,675	(500)	3,175	635%

Net interest income after provision for loan losses	46,437	41,263	5,174	13%

Non-interest income	5,412	3,179	2,233	70%
Non-interest expense	32,952	30,428	2,524	8%

Income before income taxes	18,897	14,014	4,883	35%

Income tax expense	5,458	3,827	1,631	43%

Net income	$13,439	$10,187	$3,252	32%

Diluted earnings per share	$1.60	$1.23	$0.37	30%

Net interest margin	3.60%	2.92%	+68 Basis Points

Efficiency ratio	60.44%	69.25%	-881 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q3 2022	Q2 2022	$	%	Q3 2021	$	%

Total assets	$2,048,501	$1,885,352	$163,149	9%	$2,049,079	$(578)	0%
Gross loans	1,587,901	1,500,379	87,522	6%	1,301,972	285,929	22%
Deposits	1,709,078	1,552,139	156,939	10%	1,742,054	(32,976)	-2%
Tangible equity	156,575	151,251	5,324	4%	139,715	16,860	12%

Tangible book value per share	$18.80	$18.19	$0.62	3%	$16.93	$1.87	11%

Tangible equity / total assets	7.64%	8.02%	-38 Basis Points		6.82%	+82 Basis Points
Gross loans / total deposits	92.91%	96.67%	-376 Basis Points		74.74%	+1817 Basis Points
Noninterest-bearing deposits / total deposits	44.39%	46.09%	-170 Basis Points		45.39%	-100 Basis Points

QUARTERLY AVERAGE HIGHLIGHTS:			Change			Change
	Q3 2022	Q2 2022	$	%	Q3 2021	$	%

Total assets	$1,930,227	$1,864,196	$66,031	4%	$1,985,894	$(55,667)	-3%
Total earning assets	1,849,242	1,783,017	66,225	4%	1,912,697	(63,455)	-3%
Gross loans	1,523,442	1,464,922	58,520	4%	1,316,080	207,362	16%
Deposits	1,592,096	1,567,412	24,684	2%	1,718,525	(126,429)	-7%
Tangible equity	155,448	150,176	5,272	4%	138,833	16,615	12%

Tangible equity / total assets	8.05%	8.06%	-1 Basis Points		6.99%	+106 Basis Points
Gross loans / total deposits	95.69%	93.46%	+223 Basis Points		76.58%	+1911 Basis Points
Noninterest-bearing deposits / total deposits	46.41%	46.86%	-45 Basis Points		45.17%	+124 Basis Points

YEAR-TO-DATE AVERAGE HIGHLIGHTS:			Change
	Q3 2022	Q3 2021	$	%

Total assets	$1,907,661	$1,940,035	$(32,374)	-2%
Total earning assets	1,826,172	1,864,166	(37,994)	-2%
Gross loans	1,453,741	1,382,074	71,667	5%
Deposits	1,603,620	1,632,257	(28,637)	-2%
Tangible equity	150,587	134,771	15,816	12%

Tangible equity / total assets	7.89%	6.95%	+94 Basis Points
Gross loans / total deposits	90.65%	84.67%	+598 Basis Points
Noninterest-bearing deposits / total deposits	46.04%	44.82%	+122 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	09/30/22	06/30/22	03/31/22	12/31/21	09/30/21

Balance, beginning of period	$15,957	$15,032	$14,081	$13,571	$13,240
Provision for loan losses, quarterly	800	925	950	504	300
Charge-offs, quarterly	(202)	—	—	—	—
Recoveries, quarterly	—	—	1	6	31

Balance, end of period	$16,555	$15,957	$15,032	$14,081	$13,571

NONPERFORMING ASSETS:	09/30/22	06/30/22	03/31/22	12/31/21	09/30/21

Loans accounted for on a non-accrual basis	$182	$549	$549	$232	$1,233
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$182	$549	$549	$232	$1,233
Other real estate owned	—	—	—	—	—

Nonperforming assets	$182	$549	$549	$232	$1,233

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$182	$549	$549	$232	$1,233

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$—	$—
Real estate other	—	—	—	—	1,000
Real estate construction and land	—	—	—	—	—
SBA	182	549	549	232	233
Other	—	—	—	—	—

Nonperforming loans	$182	$549	$549	$232	$1,233

ASSET QUALITY:	09/30/22	06/30/22	03/31/22	12/31/21	09/30/21

Allowance for loan losses / gross loans	1.04%	1.06%	1.07%	1.02%	1.04%
Allowance for loan losses / nonperforming loans	9096.15%	2906.56%	2738.07%	6069.40%	1100.65%
Nonperforming assets / total assets	0.01%	0.03%	0.03%	0.01%	0.06%
Nonperforming loans / gross loans	0.01%	0.04%	0.04%	0.02%	0.09%
Net quarterly charge-offs / gross loans	0.01%	0.00%	0.00%	0.00%	0.00%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Nine months ended
	09/30/22	06/30/22	09/30/21	09/30/22	09/30/21

INTEREST INCOME
Loans	$19,084	$16,298	$14,870	$50,268	$44,157
Federal funds sold	867	280	199	1,283	371
Investment securities	1,217	1,128	470	3,247	1,222

Total interest income	21,168	17,706	15,539	54,798	45,750

INTEREST EXPENSE
Deposits	1,672	796	1,152	3,274	3,481
Other	1,133	687	546	2,412	1,506

Total interest expense	2,805	1,483	1,698	5,686	4,987

Net interest income	18,363	16,223	13,841	49,112	40,763
Provision for loan losses	800	925	300	2,675	(500)

Net interest income after provision for loan losses	17,563	15,298	13,541	46,437	41,263

NON-INTEREST INCOME
Service charges and other fees	1,237	1,134	905	3,260	2,184
Gain on sale of loans	—	—	—	1,393	—
Other non-interest income	247	260	397	759	995

Total non-interest income	1,484	1,394	1,302	5,412	3,179

NON-INTEREST EXPENSE
Salaries and benefits	7,415	7,146	6,920	21,654	19,661
Premises and equipment	1,275	1,267	1,372	3,844	3,778
Other	2,527	2,406	2,221	7,454	6,989

Total non-interest expense	11,217	10,819	10,513	32,952	30,428

Income before income taxes	7,830	5,873	4,330	18,897	14,014
Income taxes	2,308	1,629	1,114	5,458	3,827

NET INCOME	$5,522	$4,244	$3,216	$13,439	$10,187

EARNINGS PER SHARE
Basic earnings per share	$0.66	$0.51	$0.39	$1.62	$1.24

Diluted earnings per share	$0.66	$0.51	$0.39	$1.60	$1.23

Average common shares outstanding	8,322,529	8,295,014	8,244,154	8,298,269	8,211,907

Average common and equivalent shares outstanding	8,405,669	8,395,701	8,310,799	8,394,439	8,283,683

PERFORMANCE MEASURES
Return on average assets	1.13%	0.91%	0.64%	0.94%	0.70%
Return on average equity	13.45%	10.80%	8.72%	11.37%	9.57%
Return on average tangible equity	14.09%	11.34%	9.19%	11.93%	10.11%
Efficiency ratio	56.52%	61.41%	69.42%	60.44%	69.25%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	09/30/22	06/30/22	03/31/22	12/31/21	09/30/21
ASSETS
Cash and due from banks	$24,709	$20,378	$18,228	$4,539	$22,424
Federal funds sold	216,345	138,057	206,305	465,917	578,626
Investment securities	157,531	165,309	171,764	103,278	82,108
Loans:
Commercial	643,131	589,562	522,808	474,281	428,169
Real estate other	824,867	794,504	741,651	697,212	664,202
Real estate construction and land	71,523	63,189	51,204	43,194	41,312
SBA	8,565	13,310	44,040	81,403	107,096
Other	39,815	39,814	40,771	80,559	61,193

Loans, gross	1,587,901	1,500,379	1,400,474	1,376,649	1,301,972
Unamortized net deferred loan costs (fees)	1,902	2,570	2,434	1,688	760
Allowance for loan losses	(16,555)	(15,957)	(15,032)	(14,081)	(13,571)

Loans, net	1,573,248	1,486,992	1,387,876	1,364,256	1,289,161
Premises and equipment, net	3,382	3,736	4,047	4,405	4,227
Bank owned life insurance	24,955	24,788	24,614	24,412	24,247
Goodwill and core deposit intangible	7,483	7,493	7,503	7,513	7,524
Accrued interest receivable and other assets	40,848	38,599	39,258	40,676	40,762

Total assets	$2,048,501	$1,885,352	$1,859,595	$2,014,996	$2,049,079

LIABILITIES
Deposits:
Demand noninterest-bearing	$758,716	$715,432	$746,673	$771,205	$790,646
Demand interest-bearing	35,183	45,511	36,419	37,250	39,679
Money market and savings	597,244	626,156	686,781	717,480	750,112
Time	317,935	165,040	130,649	154,203	161,617

Total deposits	1,709,078	1,552,139	1,600,522	1,680,138	1,742,054

Junior subordinated debt securities	54,117	54,097	54,063	54,028	59,009
Other borrowings	100,000	100,000	32,166	106,387	79,536
Accrued interest payable and other liabilities	21,248	20,372	18,273	23,689	21,241

Total liabilities	1,884,443	1,726,608	1,705,024	1,864,242	1,901,840

SHAREHOLDERS’ EQUITY
Common stock	110,786	110,289	109,815	109,473	109,009
Retained earnings	54,628	49,106	44,862	41,189	38,008
Accumulated other comprehensive (loss)	(1,356)	(651)	(106)	92	222

Total shareholders’ equity	164,058	158,744	154,571	150,754	147,239

Total liabilities and shareholders’ equity	$2,048,501	$1,885,352	$1,859,595	$2,014,996	$2,049,079

CAPITAL ADEQUACY
Tier I leverage ratio	8.21%	8.27%	7.84%	7.23%	7.29%
Tier I risk-based capital ratio	7.98%	8.09%	8.49%	8.62%	9.17%
Total risk-based capital ratio	11.57%	11.84%	12.49%	12.75%	13.92%
Total equity/ total assets	8.01%	8.42%	8.31%	7.48%	7.19%
Book value per share	$19.70	$19.09	$18.69	$18.24	$17.85

Common shares outstanding	8,327,781	8,317,161	8,270,901	8,264,300	8,250,109

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,			Three months ended June 30,
	2022			2022
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,523,442	4.97%	$19,084	$1,464,922	4.46%	$16,298
Federal funds sold	162,314	2.12%	867	145,329	0.77%	280
Investment securities	163,486	2.95%	1,217	172,766	2.62%	1,128

Total interest earning assets	1,849,242	4.54%	21,168	1,783,017	3.98%	17,706

Noninterest-earning assets:
Cash and due from banks	20,153			19,735
All other assets (2)	60,832			61,444

TOTAL	$1,930,227			$1,864,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$40,044	0.08%	$8	$42,380	0.08%	$8
Money market and savings	600,100	0.62%	938	636,692	0.37%	582
Time	213,001	1.35%	726	153,859	0.54%	206
Other	154,101	2.92%	1,133	119,970	2.30%	687

Total interest-bearing liabilities	1,007,246	1.10%	2,805	952,901	0.62%	1,483

Noninterest-bearing liabilities:
Demand deposits	738,951			734,481
Accrued expenses and other liabilities	21,094			19,139
Shareholders’ equity	162,936			157,675

TOTAL	$1,930,227			$1,864,196

Net interest income and margin (3)		3.94%	$18,363		3.65%	$16,223

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $100,000 and $83,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $16.0 million and $15.0 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,
	2022			2021
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,523,442	4.97%	$19,084	$1,316,080	4.48%	$14,870
Federal funds sold	162,314	2.12%	867	530,806	0.15%	199
Investment securities	163,486	2.95%	1,217	65,811	2.83%	470

Total interest earning assets	1,849,242	4.54%	21,168	1,912,697	3.22%	15,539

Noninterest-earning assets:
Cash and due from banks	20,153			18,627
All other assets (2)	60,832			54,570

TOTAL	$1,930,227			$1,985,894

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$40,044	0.08%	$8	$36,696	0.09%	$8
Money market and savings	600,100	0.62%	938	735,785	0.52%	961
Time	213,001	1.35%	726	169,849	0.43%	183
Other	154,101	2.92%	1,133	102,287	2.12%	546

Total interest-bearing liabilities	1,007,246	1.10%	2,805	1,044,617	0.64%	1,698

Noninterest-bearing liabilities:
Demand deposits	738,951			776,195
Accrued expenses and other liabilities	21,094			18,719
Shareholders’ equity	162,936			146,363

TOTAL	$1,930,227			$1,985,894

Net interest income and margin (3)		3.94%	$18,363		2.87%	$13,841

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $100,000 and $1.0 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $16.0 million and $13.3 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Nine months ended September 30,
	2022			2021
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,453,741	4.62%	$50,268	$1,382,074	4.27%	$44,157
Federal funds sold	217,008	0.79%	1,283	422,050	0.12%	371
Investment securities	155,423	2.79%	3,247	60,042	2.72%	1,222

Total interest earning assets	1,826,172	4.01%	54,798	1,864,166	3.28%	45,750

Noninterest-earning assets:
Cash and due from banks	19,550			17,223
All other assets (2)	61,939			58,646

TOTAL	$1,907,661			$1,940,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$40,214	0.08%	25	$35,031	0.11%	$29
Money market and savings	652,849	0.45%	2,185	684,995	0.56%	2,858
Time	172,284	0.83%	1,064	180,572	0.44%	594
Other	125,108	2.58%	2,412	144,501	1.39%	1,506

Total interest-bearing liabilities	990,455	0.77%	5,686	1,045,099	0.64%	4,987

Noninterest-bearing liabilities:
Demand deposits	738,273			731,659
Accrued expenses and other liabilities	20,848			20,966
Shareholders’ equity	158,085			142,311

TOTAL	$1,907,661			$1,940,035

Net interest income and margin (3)		3.60%	$49,112		2.92%	$40,763

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $501,000 and $3.3 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $15.0 million and $14.0 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Net interest income	$18,363	$16,223	$14,526	$13,967	$13,841
Non-interest income	1,484	1,394	2,534	994	1,302

Total revenue	$19,847	$17,617	$17,060	$14,961	$15,143

PPP RELATED DEFERRED FEES AND COSTS:				Amortization	Deferred
	Deferred Balance at Origination			of Deferred	Balance
	2021 Program	2020 Program	Total	Balance	Remaining

PPP fees	$4,479	$9,086	$13,565	$13,505	$60
PPP capitalized loan origination costs	540	2,451	2,991	2,985	6

Net PPP fees	$3,939	$6,635	$10,574	$10,520	$54

IMPACT OF PPP ACTIVITY REFLECTED IN NET INTEREST INCOM E:	Amortization of Deferred Balance
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

PPP fees	$293	$769	$1,014	$817	$1,909
PPP capitalized loan origination costs	15	102	223	109	348

Net PPP fees	$278	$667	$791	$708	$1,561

NON-INTEREST EXPENSE:	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Total non-interest expense	$11,217	$10,819	$10,916	$10,009	$10,513
Total capitalized loan origination costs	1,102	1,073	984	1,601	1,197

Total operating expenses, before capitalization of loan origination costs	$12,319	$11,892	$11,900	$11,610	$11,710

GROSS LOANS:	09/30/22	06/30/22	03/31/22	12/31/21	09/30/21

Gross loans	$1,587,901	$1,500,379	$1,400,474	$1,376,649	$1,301,972
PPP loans	3,797	7,843	36,905	72,527	97,451

Gross loans, excluding PPP loans	$1,584,104	$1,492,536	$1,363,569	$1,304,122	$1,204,521